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                                                                  EXHIBIT 99.2

[LOGO] BlueCross               3350 Peachtree Road, N.E.       Richard D. Shirk
       BlueShield              Post Office Box 4445            President and CEO
       of Georgia              Atlanta, Georgia 30302-4445
An Independent Licensee        (404) 842-8410
of the Blue Cross and          FAX (404) 842-8451
Blue Shield Association.


                                    [DATE]



Dear Subscriber:

      I am pleased to report that on December 27, 1995, Georgia Insurance Commissioner John Oxendine issued an Order approving Blue Cross and Blue Shield of Georgia's restructuring plan. This important change will allow Georgia Blue to raise the investment resources necessary to provide greater access to quality health care at an affordable price for as many Georgians as possible.

      An important element of the Commissioner's Order permits Cerulean Companies, Inc. (the Company), the new holding Company for Georgia Blue, to offer five shares of convertible common stock to Georgia Blue's Eligible Subscribers who were insured as of September 1, 1995 and remained insured through February 1, 1996. I have enclosed a prospectus which describes the Company and these securities. The prospectus is the official document by which you are offered these shares, conveying a part of the ownership in the Company to you.

      We are proud of the achievements Georgia Blue has made, and proud that we can make this offer to you to share in the Company's future. I encourage you to consider favorably this opportunity to join the new Georgia Blue corporate family. Please read the prospectus carefully, make your decisions, and return the election form today.

        PLEASE RETURN THE SIGNED ELECTION FORM WHETHER YOU WANT THE STOCK OR
NOT.


                                    Very truly yours,



                                    Richard D. Shirk
                                    President



           U S A
           [LOGO]
     Official Health Plan
     Sponsor of the 1996
     U.S. Olympic Team